Exhibit (h)(iv)

Exhibit A to the Fund Administration Servicing Agreement

Fund Names

Separate Series of TrimTabs ETF Trust

Name of Series
TrimTabs All Cap International Free-Cash-Flow ETF
TrimTabs Float Shrink ETF